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You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

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Banksy
BUY SHARES
'The rich have got much richer': why art sale prices are going through the roof
Portfolio
$286,687.50
WSJ
Art Is Among the Hottest Markets on Earth

Forbes | CNBC | CNN | The New York Times | WSJ | yahoo! | TC

Track record

Banksy
Annualized Net Return
32.0% 378 days held

George Condo
Annualized Net Return
39.3% 532 days held

Albert Oehlen
Annualized Net Return
36.2% 354 days held

Cecily Brown
Annualized Net Return
27.3% 604 days held

Claude Monet
Annualized Net Return
9.2% 631 days held

Sam Gilliam
Annualized Net Return
33.1% 791 days held

George Condo
Annualized Net Return
21.5% 638 days held

The annualized internal rate of return net of all fees and costs, calculated from the closing date of the primary offering to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results.

Strong appreciation over the last 25+ years

See how Contemporary Art performance compares to other major asset classes.

Contemporary Art 13.8%	S&P 500 10.2%	Real Estate 8.9%	Gold 7.2%

Comparison of Performance (1995-2021)


Index (1995=1)
30
25
20
15
10
5
0

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Art still performs in high inflationary periods

Contemporary Art has demonstrated strong appreciation in high inflation periods, like right now.

Average appreciation in high inflationary periods


13.5%
5.5%
3.9%
3.2%
0.5%
15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
Contemporary Art
S&P 500
Emerging Market Equities
Gold
US Corporate Bonds

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Invest in paintings by some of the most popular artists



Banksy
(b. 1974)

13.96%
Median Artist Appreciation Rate 132 99



Jean-Michel Basquiat
(1960–1988)

18.09%
Median Artist Appreciation Rate 132 99



Andy Warhol
(1928–1987)

10.57%
Median Artist Appreciation Rate 211 132



Pablo Picasso
(1881–1973)

7.62%
Median Artist Appreciation Rate 104 183



Kaws
(b. 1974)

40.29%
Median Artist Appreciation Rate 178 204



Keith Haring
(1958–1990)

13.72%
Median Artist Appreciation Rate 211 132



Mark Rothko
(1903–1970)

13.64%
Median Artist Appreciation Rate 183 145



Yayoi Kusama
(b. 1929)

25.07%
Median Artist Appreciation Rate 81 142

Based on public auction sales data for the period from the earliest time such data is available until June 30, 2022.

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find Iconic Artists
We determine which artist markets have the most momentum

We Purchase the Art
We review thousands of examples of paintings and buy less than 5% of what we're offered

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

Sell Your Shares
You have the option to sell your shares in our secondary market, or wait until the painting sells

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Press Coverage


MAD MONEY
Masterworks on 'Mad Money' with Jim Cramer


Masterworks raises $110M to sell fractional shares of physical art — not NFTs


Masterworks makes investing in artwork affordable


Where do you put your money in a bear market? Try wine, art and baseball cards


Art Is Among the Hottest Markets on Earth


Masterworks: The platform that allows nearly anyone to invest in multimillion-dollar art


Art values are booming as New York auctions make billions of dollars in sales

FAQ

How does Masterworks choose which paintings to purchase? +

How are Masterworks single-artwork investments structured? +

What happens when a painting is sold? +

How often will new paintings be introduced? +

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What are the risks of investing in these offerings? +

Who can help answer my questions? +

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MASTERWORKS

This website is maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content on this website. No broker-dealer is or has been involved in the development or dissemination of this website.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.com website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends, Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see **important disclosures.**

By using this website, you accept the Masterworks.com **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review **important disclosures.**

* There is no guarantee of profits and investing includes risk of loss.

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